FOR IMMEDIATE RELEASE            Contact:     Chris Donaghey
443-733-1600

KEYW Reports Q4 and 2013 Financial Results

HANOVER, MD, February 4, 2014 (GlobeNewswire) – The KEYW Holding Corporation (NASDAQ: KEYW) announces full year revenue for 2013 of $298.7 million versus full year revenue for 2012 of $243.5 million, an increase of 23%. Net loss for 2013 was $10.6 million versus net income of $1.0 million in 2012. Net loss for 2013 included a one-time $4.8 million after tax litigation settlement charge. Fully diluted GAAP loss per share in 2013 was $0.29. Excluding the litigation settlement charge, our loss per share would have been $0.16 for 2013 as compared to fully diluted GAAP earnings per share of $0.03 in 2012. Amortization associated with acquisition related intangibles further reduced 2013 earnings per share by $0.40. Adjusted EBITDA (as described below) for 2013 was $27.2 million, or 9.1% of 2013 revenue.

For the fourth quarter of 2013, revenue was $68.8 million and fully diluted loss per share was $0.01. Fourth quarter adjusted EBITDA was $7.0 million in the fourth quarter of 2013, or 10.2% of revenue, versus $10.4 million in the fourth quarter of 2012, or 14% of revenue. During the fourth quarter, KEYW received $110 million in funding actions and ended the year with 1,068 employees.

By reporting segment, KEYW’s Government segment generated $38.3 million in adjusted EBITDA during the full year 2013, or 13.2% of Government revenue, versus $32.2 million in the full year 2012, or 13.4% of revenue. Adjusted EBITDA was a loss of $11.1 million in KEYW’s Commercial Cyber Solutions segment in the full year 2013 versus positive adjusted EBITDA of $0.7 million in the full year 2012. For the fourth quarter of 2013, KEYW’s Government segment generated $11.0 million in adjusted EBITDA, or 16.8% of Government revenue, versus $9.7 million in the fourth quarter 2012, or 13.6% of Government revenue. Adjusted EBITDA was a loss of $4.0 million in KEYW’s Commercial Cyber Solutions segment in the fourth quarter of 2013 versus positive adjusted EBITDA of $0.7 in the fourth quarter 2012.

“KEYW made significant progress in 2013 with the official launch of Hexis Cyber Solutions, Inc. and commercial release of the HawkEye G product in the fourth quarter of 2013. We are converting our beta customers into commercial customers and have built a substantial pipeline of near-term customers. We made a significant investment in commercial infrastructure in 2013 thus impacting EBITDA.” commented Len Moodispaw, CEO and President of KEYW Corporation. “In the Government business, KEYW was awarded several new large contract vehicles in 2013, but there is no doubt the impacts of sequestration and the government shutdown took a toll on the company. Our government customers now have a budget in place that addresses sequestration and we expect to begin seeing a return to a more normal environment in 2014.”

As mentioned, revenue for the fourth quarter of 2013 was $68.8 million, a decrease of 7% versus the fourth quarter of 2012. The decrease was driven by the impact of sequestration and the fourth quarter 2013 government shutdown. Fully diluted GAAP loss per share in the fourth quarter of 2013 was $0.01. Amortization of acquisition related intangibles reduced fourth quarter earnings per share by approximately $0.09 per share.

In the fourth quarter of 2013, management evaluated KEYW’s segment disclosure as a result of the increasing importance of our commercial cybersecurity group and the changing mix of our government contracting business. Based on this evaluation, we are changing our reporting segments from the previously identified Services and Integrated Solutions segments to Government and Commercial Cyber Solutions segments. The Commercial Cyber Solutions group had been part of Integrated Solutions, beginning with the acquisition of Sensage, Inc. in the fourth quarter of 2012.

Adjusted EBITDA, as defined by KEYW, is a non-GAAP measure that is calculated as GAAP net income plus other non-recurring expense, interest expense, income taxes, stock compensation, depreciation, and amortization. We have provided Adjusted EBITDA because we use the measurement internally to evaluate performance and we believe it is a commonly used measure of financial performance in comparable companies. It is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. In addition, our board of directors and management use Adjusted EBITDA:

•	As a measure of operating performance;

•	To determine a significant portion of management’s incentive compensation;

•	For planning purposes, including the preparation of our annual operating budget; and

•	To evaluate the effectiveness of our business strategies.
Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table below that reconciles GAAP net income to Adjusted EBITDA.

	Three months ended December 31, 2013	Three months ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012
	(Unaudited and in thousands)
Net (Loss) Income	$(510)	$180	$(10,634)	$1,015

Depreciation	1,698	1,229	6,009	4,369

Intangible Amortization	5,663	6,804	24,658	21,411

Public Offering, Acquisition and Other Nonrecurring (Benefits) Costs	(164)	552	6,913	938

Stock Compensation Amortization	1,418	956	5,731	3,024

Interest Expense	832	1,017	3,508	2,307

Tax Benefit	(1,925)	(338)	(9,005)	(86)

Adjusted EBITDA	$7,012	$10,400	$27,180	$32,978

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended December 31, 2013	Three months ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012
	(Unaudited)
Revenues
Government Solutions	$65,482	$70,962	$288,909	$240,245
Commercial Cyber Solutions	3,346	3,275	9,823	3,275
Total	68,828	74,237	298,732	243,520

Costs of Revenues
Government Solutions	42,866	47,245	197,380	159,180
Commercial Cyber Solutions	540	547	1,840	547
Total	43,406	47,792	199,220	159,727

Gross Profit
Government Solutions	22,616	23,717	91,529	81,065
Commercial Cyber Solutions	2,806	2,728	7,983	2,728
Total	25,422	26,445	99,512	83,793

Operating Expenses
Operating expenses	21,296	18,775	84,701	59,189
Intangible amortization expense	5,663	6,804	24,658	21,411
Total	26,959	25,579	109,359	80,600

Operating (Loss) Income	(1,537)	866	(9,847)	3,193

Non-Operating Expense, net	898	1,024	9,792	2,264

(Loss) Income before Income Taxes	(2,435)	(158)	(19,639)	929

Income Tax Benefit, net	(1,925)	(338)	(9,005)	(86)

Net (Loss) Income	$(510)	$180	$(10,634)	$1,015

Weighted Average Common Shares Outstanding
Basic	36,824,514	35,725,283	36,618,919	28,239,945
Diluted	36,824,514	38,836,329	36,618,919	31,152,924

(Loss) Earnings per Share
Basic	$(0.01)	$0.01	$(0.29)	$0.04
Diluted	$(0.01)	$0.00	$(0.29)	$0.03

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,480	$5,639
Receivables	51,198	58,482
Inventories, net	11,305	8,739
Prepaid expenses	2,009	1,880
Income tax receivable	—	96
Deferred tax asset, current	2,556	3,149
Total current assets	69,548	77,985

Property and equipment, net	26,826	23,860
Goodwill	297,484	290,861
Other intangibles, net	29,343	53,799
Deferred tax assets	17,483	13,608
Other assets	3,038	2,562
TOTAL ASSETS	$443,722	$462,675

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolver	$22,000	$21,000
Accounts payable	8,004	7,254
Accrued expenses	1,495	5,488
Accrued salaries & wages	11,948	17,770
Term note – current portion	7,000	5,688
Deferred revenue	2,745	2,905
Deferred income taxes	1,423	1,429
Total current liabilities	54,615	61,534
Long-term liabilities:
Term note – non-current portion	56,000	63,000
Non-current deferred tax liabilities	25,578	29,700
Other non-current liabilities	7,292	7,413
TOTAL LIABILITIES	143,485	161,647

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 36,925,730 and 36,135,542 shares issued and outstanding	37	36
Additional paid-in capital	302,557	292,715
Retained earnings	(2,357)	8,277
Total stockholders’ equity	300,237	301,028

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$443,722	$462,675

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31, 2013	Year ended December 31, 2012

Net (loss) income	$(10,634)	$1,015
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock compensation	5,731	3,024
Depreciation/Amortization	30,667	25,780
Loss on disposal of equipment	20	87
Non-cash impact of TI earn-out reduction	(146)	—
Windfall tax benefit from option exercise	(219)	(140)
Deferred taxes	(7,191)	(1,864)
Decrease (increase) in balance sheet items:
Receivables	7,587	(8,546)
Inventory	(1,989)	(1,313)
Prepaid expenses	(114)	910
Income tax receivable	96	(69)
Accounts payable	184	(298)
Accrued expenses	(8,395)	(2,429)
Other balance sheet changes	(477)	(2,128)
Net cash provided by operating activities	15,120	14,029

Cash flows from investing activities:
Acquisitions, net of cash acquired	(6,751)	(131,392)
Purchase of property and equipment	(6,236)	(9,174)
Capitalized software development costs	(2,716)	(1,547)
Proceeds from sale of equipment	28	—
Net cash used in investing activities	(15,675)	(142,113)

Cash flows from financing activities:
Proceeds from stock issuances	—	94,451
Proceeds from term note	—	70,000
Proceeds from revolver	60,000	51,500
Repayment of debt	(64,688)	(81,312)
Repurchase of stock	—	(2,948)
Windfall tax benefit from option exercise	219	140
Proceeds from option and warrant exercises	1,865	598
Net cash (used in) provided by financing activities	(2,604)	132,429

Net increase (decrease) in cash and cash equivalents	(3,159)	4,345
Cash and cash equivalents at beginning of period	5,639	1,294
Cash and cash equivalents at end of period	$2,480	$5,639

Pro Forma Revenue
The tables below summarize the unaudited pro forma statement of operations for the three and twelve months ended December 31, 2012, assuming the Poole and Sensage acquisitions had been completed on January 1, 2012. Pro forma income statements are not presented for 2013 as there have been no material acquisitions during the year ended December 31, 2013. These pro forma statements do not include any adjustments that may have resulted from synergies between the acquisitions, eliminations of intercompany transactions or from amortization of intangibles other than during the period the acquired entities were part of the Company. The 2012 activity for Poole and Sensage represents the financial activity in 2012 prior to acquisition. Activity for the Rsignia, Dilijent and IDEAL acquisitions are not included for any period presented due to their immateriality individually and in aggregate.

	For Three Months ended December 31, 2012 (In Thousands and Unaudited)

	Sensage	KEYW	Total
Revenue	$197	$74,237	$74,434

	For Year ended December 31, 2012 (In Thousands and Unaudited)

	Poole	Sensage	KEYW	Total
Revenue	$42,321	$6,820	$243,520	$292,661

A conference call has been scheduled to discuss these results on February 4, 2014 at 5:00 p.m. (EST). At that time, Management will review the Company's fourth quarter and full year 2013 financial results, followed by a question-and-answer session to further discuss the results.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://investors.keywcorp.com on February 4, 2014. We encourage people to register for an email reminder about the Webcast on the Event Calendar tab, also found on the Investors page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 43264451.

An archive of the Webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the webcast replay.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for U.S. Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our expected 2014 revenue growth in our Commercial Cyber Solutions segment, statements about our expectations regarding the 2014 environment for our government customers, statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities”, and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 12, 2013 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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